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                                                                    EXHIBIT 99.1

                        [CHARTER COMMUNICATIONS LOGO]

                                                                NEWS

FOR RELEASE: Friday, January 5, 2001


                CHARTER COMMUNICATIONS TO ISSUE $1.75 BILLION
                       SENIOR AND SENIOR DISCOUNT NOTES

            Proceeds increase from $850 million originally sought

         ST. LOUIS - Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, subsidiaries of Charter Communications, Inc. (Nasdaq: CHTR), today announced they had entered into an agreement to sell $900 million of 10.75% Senior Notes due 2009, $500 million of 11.125% Senior Notes due 2011 and $350.6 million of 13.5% Senior Discount Notes due 2011 with a principal at maturity of $675 million. The sale of the notes will provide gross proceeds to the issuers of approximately $1.75 billion. The transaction size was increased from the $850 million originally sought by the issuers.

         The net proceeds of this issuance will be used to repay $272.5 million that remains outstanding under the August 2001 $1 billion senior bridge loan of Charter Communications Holdings, LLC and to repay a portion of amounts outstanding under certain revolving credit facilities. The offering is expected to close on January 10, 2001.

         The Notes are being sold to qualified institutional buyers in reliance on Rule 144A. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States expect pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful proir to registration or qualification under the securities laws of any such state.


                                   --more--

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CHARTER, PAGE 2

         With 6.3 million customers, Charter Communications, a Wired World(TM) company, is among the nation's largest broadband communications companies. Charter offers an array of advanced broadband services, including cable television under the Charter Cable TV(TM) brand, advanced digital video programming services under the Charter Digital Cable(TM) brand, and high-speed Internet access via Charter Pipeline(TM). Charter's Class A common stock is traded on the Nasdaq National Market under the ticker symbol "CHTR." More information about Charter can be found on the internet at www.chartercom.com

                                     ###

         Statements in this press release regarding Charter
         Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.s. Securities and Exchange Commission.

CONTACTS:
MEDIA                                   ANALYST
Charter Communications                  Charter Communications
Anita Lamont, 314-543-2215              Mary Jo Moehle, 314-543-2397
alamont@chartercom.com                  mmoehle@chartercom.com